UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to $240.14a-12

Health Management Associates, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On July 29, 2013, Health Management Associates, Inc., a Delaware corporation (“HMA”), obtained the agreement of the requisite lenders under its Credit Agreement, dated as of November 18, 2011, among HMA, Wells Fargo Bank, National Association and the other parties thereto (the “Credit Agreement”) to (i) waive any default which would otherwise arise if the persons nominated by Glenview Capital Partners, L.P. and its affiliates (collectively, “Glenview”) in its consent solicitation statement (or any other persons nominated by Glenview) (collectively, the “Glenview Nominees”) are elected or appointed as directors of HMA, provided that such Glenview Nominees are approved by at least a majority of the current board of directors of HMA and (ii) make a technical clarification to the definition of “Change of Control” to provide that HMA may enter into a merger or similar agreement and not trigger a “Change of Control” event of default until the transaction contemplated by such agreement is consummated. After interviews of all of the Glenview Nominees had been conducted, the HMA Board of Directors approved the Glenview Nominees on August 1, 2013 solely for purposes of preventing a “Change of Control” under the indenture governing HMA’s 7.375% Senior Notes due 2020 and the Credit Agreement and preventing a “Fundamental Change” under the terms of the indenture governing HMA’s 3.75% Convertible Senior Subordinated Notes due 2028 and for no other purpose. As a result of these developments, the potential consequences of the election of Glenview’s Nominees under the indentures and Credit Agreement described in HMA’s consent revocation statement have been eliminated. The HMA Board of Directors continues to oppose the election of the Glenview Nominees, believes their election is not in the best interest of the HMA stockholders, and recommends that stockholders support HMA’s existing board of directors.

Important Information and Where to Find It

Community Health Systems, Inc. (“CHS”) intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement of HMA and a prospectus of CHS relating to the merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CHS, HMA AND THE MERGER. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, stockholders will be able to obtain copies of the registration statement and proxy statement/prospectus (when they become available) and other documents filed with the SEC from CHS’s website at www.chs.net or and HMA’s website at www.hma.com or by directing such request to CHS at 4000 Meridian Boulevard, Franklin, Tennessee 37067, Attention: Investor Relations, or to HMA at 5811 Pelican Bay Boulevard, Naples, Florida 34108, Attention: Investor Relations.

CHS, HMA and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the merger. Information regarding CHS’s directors and executive officers is available in CHS’s proxy statement filed with the SEC on April 5, 2013 in connection with its 2013 annual meeting of stockholders, and information regarding HMA’s directors and executive officers is available in (i) HMA’s proxy statement filed with the SEC on April 8, 2013 in connection with its 2013 annual meeting of stockholders and (ii) HMA’s consent revocation statement filed with the SEC on July 19, 2013 in response to the consent solicitation conducted by Glenview Capital Partners, L.P. and certain of its affiliates. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

HMA and its directors and executive officers also may be deemed to be participants in the solicitation of consent revocations from HMA stockholders in connection with the consent solicitation conducted by Glenview Capital Partners, L.P. and certain of its affiliates. HMA filed, on July 19, 2013, a definitive consent revocation statement with the SEC in response to the consent solicitation conducted by Glenview Capital Partners, L.P. and certain of its affiliates. HMA STOCKHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT AND ACCOMPANYING WHITE CONSENT REVOCATION CARD (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HMA WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.